Exhibit 99.1

MiX Telematics Reports Second Quarter Fiscal Year 2023 U.S. GAAP Financial Results

Second Quarter Highlights:
•Total revenues of $35.3 million, up 8% year-over-year in constant currency
•Subscription revenues of $30.7 million, up 10% year-over-year in constant currency
•Concluded the acquisition of Trimble’s Field Service Management business (“FSM”)
•Annual recurring revenue (“ARR”) of $128.4 million, up 17% year-over-year in constant currency
•Record organic net subscriber adds of 38,300
•Ending total active subscriber base of 914,600, including 38,000 from the acquisition of FSM
•Cash and cash equivalents of $19.7 million at quarter end

Midrand, South Africa and Boca Raton, October 27, 2022 - MiX Telematics Limited (“MiX Telematics” or the “Company”) (NYSE: MIXT, JSE: MIX), a leading global Software-as-a-Service (“SaaS”) provider of connected fleet management solutions, today announced financial results, in accordance with accounting principles generally accepted in the United States (“GAAP”), for the second quarter of fiscal year 2023, which ended September 30, 2022.

Management Commentary
“In Q2, we delivered solid results and further positioned MiX to take full advantage of the growing demand for cloud-based telematics solutions,” said CEO Stefan Joselowitz. “We organically added 38,300 subscribers to our platform, a quarterly record. We also completed our acquisition of Trimble’s FSM business, which added 38,000 subscribers and $10.6 million of ARR to our USA business and serves to significantly expand our footprint outside of the energy sector in that geography. These are notable milestones as we execute on our dual-pronged organic growth and M&A strategy.

“For the second half of the fiscal year, in addition to maintaining our growth trajectory, we plan to continue to execute on ongoing cost savings initiatives and working-capital optimization, to improve operating margins and cash generation.”

Financial Results for the Three Months Ended September 30, 2022
Subscription Revenues: Subscription revenues were $30.7 million, compared to $30.9 million for the second quarter of fiscal year 2022. The FSM business acquired on September 2, 2022 contributed $0.9 million to the subscription revenues for the second quarter of fiscal year 2023. Subscription revenues increased by 10.1% on a constant currency basis, year over year. 3% of this increase is attributable to the FSM business acquisition. During the second quarter of fiscal year 2023, the Company’s subscriber base increased by a net 76,300 subscribers. The group reported record organic net subscriber growth of 38,300 subscribers with contributions across all solution categories. 38,000 subscribers were added by MiX Telematics North America Inc. from the acquired FSM business. Refer below for additional information regarding the acquisition. Subscription revenues represented 87.1% of total revenues during the second quarter of fiscal year 2023.

The majority of the Company’s revenues and subscription revenues are derived from currencies other than the U.S. Dollar. Accordingly, the strengthening of the U.S. Dollar against these currencies (in particular against the South African Rand) following continued currency volatility, has negatively impacted the Company’s revenue and subscription revenues reported in U.S. Dollars. Compared to the second quarter of fiscal year 2022, the South African Rand weakened by 16% against the U.S. Dollar. The Rand/U.S. Dollar exchange rate averaged R17.01 in the second quarter of fiscal year 2023 compared to an average of R14.62 during the second quarter of fiscal year 2022. The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during the second quarter of fiscal year 2023 led to a 10.7% decrease in reported U.S. Dollar subscription revenues.

Total Revenues: Total revenues were $35.3 million, compared to $36.1 million for the second quarter of fiscal year 2022. Total revenues increased by 8.4% on a constant currency basis, year over year. Hardware and other revenues were $4.6 million, a decrease of 12.1%, compared to $5.2 million for the second quarter of fiscal year 2022. Hardware and other revenues decreased by 1.7% on a constant currency basis, year over year.

The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during the second quarter of fiscal year 2023 led to a 10.7% decrease in reported U.S. Dollar revenues.

Gross Margin: Gross profit was $22.1 million, compared to $23.0 million for the second quarter of fiscal year 2022. Gross profit margin was 62.7%, compared to 63.7% for the second quarter of fiscal year 2022. The subscription revenue margin during the second quarter of fiscal year 2023 was 67.9%, compared to 70.2% for the second quarter of fiscal year 2022.

Income From Operations: Income from operations was $1.5 million, compared to $3.7 million for the second quarter of fiscal year 2022. Operating income margin was 4.2%, compared to 10.3% for the second quarter of fiscal year 2022. Operating expenses of $20.6 million increased by $1.4 million, or 7.2%, compared to the second quarter of fiscal year 2022. The increase in operating expenses was mainly due to acquisition-related costs of $0.8 million and also included a $0.2 million increase in sales and marketing investments.

Net Loss and Earnings Per Share: Net loss was $1.2 million, compared to net income of $1.3 million in the second quarter of fiscal year 2022. During the second quarter of fiscal year 2023, net income included a net foreign exchange gain of $0.7 million before tax and a $2.0 million charge from the income tax effect of net foreign exchange gains (which includes a $1.8 million deferred tax charge on a U.S. Dollar intercompany loan between MiX Telematics and MiX Telematics Investments Proprietary Limited (“MiX Investments”), a wholly-owned subsidiary of the Company, as well as a $0.2 million deferred tax charge on other foreign exchange gains). During the second quarter of fiscal year 2022, net income included a net foreign exchange gain of $0.1 million before tax and a $1.1 million charge from the income tax effect of net foreign exchange gains (which includes a $0.9 million deferred tax charge on a U.S. Dollar intercompany loan between MiX Telematics and MiX Investments, as well as a $0.2 million deferred tax charge on other foreign exchange gains).

Earnings per diluted ordinary share was negative 0.2 U.S. cents, compared to positive 0.2 U.S. cents in the second quarter of fiscal year 2022. For the second quarter of fiscal year 2023, the calculation was based on diluted weighted average ordinary shares in issue of 555.7 million compared to 565.6 million diluted weighted average ordinary shares in issue during the second quarter of fiscal year 2022. On a ratio of 25 ordinary shares to one American Depositary Share (“ADS”), earnings per diluted ADS were negative 5 U.S. cents compared to positive 6 U.S. cents in the second quarter of fiscal year 2022.

Adjusted Effective Tax Rate: The Company’s effective tax rate was 161.5%, compared to 65.7% in the second quarter of fiscal year 2022. Adjusted effective tax rate, a non-GAAP measure which excludes the impact of net foreign exchange losses and gains net of tax and acquisition-related costs, is the tax rate used in determining adjusted net income below. Adjusted effective tax rate was 63.4% compared to 38.6% in the second quarter of fiscal year 2022.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP measure, was $6.0 million, compared to $7.9 million for the second quarter of fiscal year 2022. Adjusted EBITDA margin, a non-GAAP measure, for the second quarter of fiscal year 2023 was 17.0%, compared to 21.9% for the second quarter of fiscal year 2022.

Adjusted Net Income and Adjusted Net Income Per Share: Adjusted net income was $0.8 million, compared to $2.3 million for the second quarter of fiscal year 2022. Adjusted net income per diluted ordinary share was 0.1 U.S. cents, compared to 0.4 U.S. cents in the second quarter of fiscal year 2022. At a ratio of 25 ordinary shares to one ADS, the adjusted net income per diluted ADS was 3 U.S. cents compared to 10 U.S. cents in the second quarter of fiscal year 2022.

Cash and Cash Equivalents and Cash Flow: At September 30, 2022, the Company had $19.7 million of cash and cash equivalents, compared to $33.7 million at March 31, 2022.

Net cash provided by operating activities for the second quarter of fiscal year 2023 was $2.3 million compared to $5.9 million net cash provided by operating activities for the second quarter of fiscal year 2022. The Company invested $7.4 million in capital expenditures (including investments in in-vehicle devices of $5.8 million), leading to negative free cash flow, a non-GAAP measure, of $5.1 million in the quarter. The Company generated negative free cash flow of $3.1 million for the second quarter of fiscal year 2022 when the Company invested $9.1 million in capital expenditures (including investments in in-vehicle devices of $6.8 million).

Net cash used in investing activities for the second quarter of fiscal year 2023 was $17.7 million, which includes $3.7 million paid by MiX Telematics North America for the acquisition of Trimble’s FSM business, compared to $13.4 million net cash used in investing activities for the second quarter of fiscal year 2022.

Net cash from financing activities amounted to $4.9 million for the second quarter of fiscal year 2023, compared to $2.3 million used during the second quarter of fiscal year 2022. The cash from financing activities during the second quarter of fiscal year 2023 mainly consisted of short-term debt facilities utilized of $6.3 million, offset by dividends paid of $1.3 million and ordinary shares repurchased of $0.1 million. The cash used in financing activities during the second quarter of fiscal year 2022 consisted of dividends paid of $1.5 million and repayment of facilities of $0.8 million.

During the quarter, the South African Rand weakened against the U.S. Dollar from R16.15 at June 30, 2022 to R17.98 at September 30, 2022 and as a result, cash decreased by $1.3 million due to foreign exchange losses.

Quarterly Dividend
The last dividend payment of 4 South African cents (0.2 U.S. cents) per ordinary share and 1 South African Rand (6 U.S. cents) per ADS was paid on September 1, 2022 to ADS holders on record on August 19, 2022. A dividend of 4 South African cents per ordinary share and 1 South African Rand per ADS will be paid on December 1, 2022 to ADS holders on record as of the close of business on November 18, 2022.

The details with respect to the dividends declared for holders of our ADSs are as follows:
Ex dividend on New York Stock Exchange (NYSE)        Thursday, November 17, 2022
Record date                        Friday, November 18, 2022
Approximate date of currency conversion            Monday, November 21, 2022
Approximate dividend payment date            Thursday, December 1, 2022

Share Repurchases
In the second quarter of fiscal year 2023, the Company repurchased 328,228 ordinary shares on the open market at prevailing market prices, for a total consideration of $0.1 million.

Conference Call Information
MiX Telematics management will host a conference call and audio webcast at 8:00 a.m. (Eastern Daylight Time) and 2:00 p.m. (South African Time) on Thursday, October 27, 2022 to discuss the Company’s financial results and current business outlook.
•The live webcast of the call will be available at the “Investor Information” page of the Company’s website,
http://investor.mixtelematics.com.
•To access the call, dial 1-877-451-6152 (within the United States) or 0-800-983-831 (within South Africa) or 1-201-389-0879 (outside of the United States). The conference ID is 13733661.
•A replay of this conference call will be available for a limited time at 1-844-512-2921 (within the United States) or 1-412-317-6671 (within South Africa or outside of the United States). The replay conference ID is 13733661.
•A replay of the webcast will also be available for a limited time at http://investor.mixtelematics.com.

About MiX Telematics Limited
MiX Telematics is a leading global provider of connected fleet and mobile asset solutions delivered as SaaS to over 914,000 subscribers in over 120 countries. The Company’s products and services provide enterprise fleets, small fleets and consumers with solutions for efficiency, safety, compliance and security. MiX Telematics was founded in 1996 and has offices in South Africa, the United Kingdom, the United States, Uganda, Brazil, Australia, Romania and the United Arab Emirates as well as a network of more than 130 fleet value-added resellers worldwide. MiX Telematics shares are publicly traded on the Johannesburg Stock Exchange (JSE: MIX) and MiX Telematics American Depositary Shares are listed on the New York Stock Exchange (NYSE: MIXT). For more information, visit www.mixtelematics.com.

Forward-Looking Statements
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding our position to execute on our growth strategy, and our ability to expand our leadership position. These forward-looking statements include, but are not limited to, the Company’s beliefs, plans, goals, objectives, expectations, assumptions, estimates, intentions, future performance, other statements that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in, or suggested by, these forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.

Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of known and unknown risks and uncertainties, some of which are beyond our control including, without limitation:

•the ongoing effects and economic impact of COVID-19 or any other pandemic on our business, results of operations and financial conditions as well as the impact on our customer’s ability to meet their financial obligations, are highly uncertain and difficult to predict;
•our ability to attract, sell to and retain customers;
•our ability to improve our growth strategies successfully, including our ability to increase sales to existing customers;
•our ability to adapt to rapid technological change in our industry and the use of artificial intelligence;
•competition from industry consolidation and new entrants into the industry;
•loss of key personnel or our failure to attract, train and retain other highly qualified personnel;
•our ability to integrate any businesses we acquire;
•the introduction of new solutions and international expansion;
•the impact of the global component shortage and supply chain disruptions;
•our dependence on key suppliers and vendors to manufacture our hardware;
•our dependence on our network of dealers and distributors to sell our solutions;
•our ability to navigate and adapt in adverse global economic and market conditions;
•businesses may not continue to adopt fleet management solutions;
•our future business and system development, results of operations and financial condition;
•expected changes in our profitability and certain cost or expense items as a percentage of our revenue;
•changes in the practices of insurance companies;
•the impact of laws and regulations relating to the Internet and data privacy;
•our ability to ensure compliance with export laws, customs and import regulations, economic sanctions and Export Administration Regulations;
•our ability to protect our intellectual property and proprietary technologies and address any infringement claims;
•our ability to defend ourselves from litigation or administrative proceedings relating to labor, regulatory, tax or similar issues;
•significant disruption in service on, or security breaches of, our websites or computer systems;
•our dependence on third-party technology;
•fluctuations in the value of the South African Rand;
•economic, social, political, labor and other conditions and developments in South Africa and globally;
•our ability to issue securities and access the capital markets in the future; and
•other risks set forth in our filings with the U.S. Securities Exchange Commission.

We assume no obligation to update any forward-looking statements contained in this press release and expressly disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures
This press release and the accompanying tables include references to adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share, adjusted effective tax rate, free cash flow and constant currency, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses these measures, please see Annexure A titled “Non-GAAP Financial Measures and Key Business Metrics”. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP is provided in Annexure A.

Investor Relations Contact
Matt Glover and Cody Cree
Gateway Group, Inc.
MIXT@gatewayir.com
+1-949-574-3860

October 27, 2022

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	March 31, 2022	September 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$33,738	$19,668
Restricted cash	981	745
Accounts receivables, net	25,092	25,468
Inventory, net	3,356	4,338
Prepaid expenses and other current assets	11,463	12,601
Total current assets	74,630	62,820
Property, plant and equipment, net	32,274	33,639
Goodwill	44,434	38,327
Intangible assets, net	20,460	22,955
Deferred tax assets	3,768	2,472
Other assets	4,988	5,569
Total assets	$180,554	$165,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$5,597	$11,989
Accounts payables	8,052	5,143
Accrued expenses and other liabilities	19,610	19,161
Contingent consideration	—	3,108
Deferred revenue	6,692	5,878
Income taxes payable	590	319
Total current liabilities	40,541	45,598
Deferred tax liabilities	8,972	11,071
Contingent consideration	—	965
Long-term accrued expenses and other liabilities	4,344	3,356
Total liabilities	53,857	60,990

Stockholders’ equity:
MiX Telematics Limited stockholders’ equity
Preference shares: 100 million shares authorized but not issued	—	—
Ordinary shares: 605.2 million and 605.9 million no-par value shares issued and outstanding as of March 31, 2022 and September 30, 2022, respectively	64,390	64,283
Less treasury stock at cost: 53.8 million shares as of March 31, 2022 and September 30, 2022	(17,315)	(17,315)
Retained earnings	79,709	76,469
Accumulated other comprehensive income	3,909	(14,700)
Additional paid-in capital	(4,001)	(3,950)
Total MiX Telematics Limited stockholders’ equity	126,692	104,787
Non-controlling interest	5	5
Total stockholders’ equity	126,697	104,792

Total liabilities and stockholders’ equity	$180,554	$165,782

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2022	2021	2022
Revenue
Subscription	$30,885	$30,700	$61,975	$61,663
Hardware and other	5,189	4,562	8,997	8,658
Total revenue	36,074	35,262	70,972	70,321
Cost of revenue
Subscription	9,219	9,852	18,346	19,905
Hardware and other	3,887	3,308	6,803	6,581
Total cost of revenue	13,106	13,160	25,149	26,486
Gross profit	22,968	22,102	45,823	43,835
Operating expenses
Sales and marketing	3,872	4,053	7,384	8,385
Administration and other	15,366	16,572	30,373	31,547
Total operating expenses	19,238	20,625	37,757	39,932
Income from operations	3,730	1,477	8,066	3,903
Other income	199	708	64	1,607
Net interest (expense)/income	(141)	(223)	(219)	264
Income before income tax expense	3,788	1,962	7,911	5,774
Income tax expense	2,489	3,168	3,081	6,302
Net income/(loss)	1,299	(1,206)	4,830	(528)
Less: Net income attributable to non-controlling interest	—	—	—	—
Net income/(loss) attributable to MiX Telematics Limited	$1,299	$(1,206)	$4,830	$(528)

Net income/(loss) per ordinary share:
Basic	$0.002	$(0.002)	$0.009	$(0.001)
Diluted	$0.002	$(0.002)	$0.009	$(0.001)

Net income/(loss) per American Depositary Share:
Basic	$0.06	$(0.05)	$0.22	$(0.02)
Diluted	$0.06	$(0.05)	$0.21	$(0.02)

Ordinary shares:
Weighted average	552,386	552,210	552,124	551,792
Diluted weighted average	565,622	555,661	565,322	556,206

American Depositary Shares:
Weighted average	22,095	22,088	22,085	22,072
Diluted weighted average	22,625	22,226	22,613	22,248

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended September 30,
	2021	2022
Cash flows from operating activities:
Cash generated from operations	$14,223	$2,005
Interest received	221	471
Interest paid	(197)	(355)
Income tax paid	(3,582)	(539)
Net cash provided by operating activities	10,665	1,582

Cash flows from investing activities:
Acquisition of property, plant and equipment – in-vehicle devices	(9,740)	(10,642)
Acquisition of property, plant and equipment – other	(851)	(554)
Proceeds from the sale of property, plant and equipment	54	73
Acquisition of intangible assets	(2,833)	(2,864)
Cash paid for business combination	—	(3,739)
Net cash used in investing activities	(13,370)	(17,726)

Cash flows from financing activities:
Cash paid for ordinary shares repurchased	—	(107)
Cash paid on dividends to MiX Telematics Limited stockholders	(3,058)	(2,708)
Movement in short-term debt	474	7,380
Net cash (used in)/from financing activities	(2,584)	4,565

Net decrease in cash and cash equivalents, and restricted cash	(5,289)	(11,579)
Cash and cash equivalents, and restricted cash at beginning of the period	46,343	34,719
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(340)	(2,727)
Cash and cash equivalents, and restricted cash at end of the period	$40,714	$20,413

Segment Information
Our operating segments are based on the geographical location of our Regional Sales Offices (“RSOs”) and also include our Central Services Organization (“CSO”). CSO is our central services organization that wholesales our products and services to our RSOs who, in turn, interface with our end-customers, distributors and dealers. CSO is also responsible for the development of our hardware and software platforms and provides common marketing, product management, technical and distribution support to each of our other operating segments.

Each RSO’s results reflect the external revenue earned, as well as its performance before the remaining CSO and corporate costs allocations. Segment performance is measured and evaluated by the chief operating decision maker (“CODM”) using Segment Adjusted EBITDA, which is a measure that uses income before income tax expense excluding acquisition-related costs, net interest expense/income, net foreign exchange gains/losses, net profit on sale of property, plant and equipment, restructuring costs, stock-based compensation costs, impairment of long-lived assets, depreciation, amortization, operating lease costs and corporate and consolidation entries. Product development costs are capitalized and amortized and this amortization is excluded from Segment Adjusted EBITDA.

The segment information provided to the CODM is as follows (in thousands and unaudited):

	Three Months Ended September 30, 2021
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$18,686	$1,596	$20,282	$8,874
Europe	3,413	1,337	4,750	1,682
Americas	3,444	468	3,912	33
Middle East and Australasia	4,207	1,750	5,957	2,665
Brazil	1,121	16	1,137	288
Total Regional Sales Offices	30,871	5,167	36,038	13,542
Central Services Organization	14	22	36	(2,457)
Total Segment Results	$30,885	$5,189	$36,074	$11,085

	Three Months Ended September 30, 2022
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$18,073	$1,413	$19,486	$7,528
Europe	3,019	510	3,529	1,099
Americas	4,281	473	4,754	945
Middle East and Australasia	3,983	1,889	5,872	2,149
Brazil	1,314	277	1,591	408
Total Regional Sales Offices	30,670	4,562	35,232	12,129
Central Services Organization	30	—	30	(2,692)
Total Segment Results	$30,700	$4,562	$35,262	$9,437

	Six Months Ended September 30, 2021
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$37,397	$2,811	$40,208	$17,778
Europe	6,786	2,598	9,384	3,433
Americas	7,067	663	7,730	572
Middle East and Australasia	8,556	2,855	11,411	5,208
Brazil	2,141	48	2,189	605
Total Regional Sales Offices	61,947	8,975	70,922	27,596
Central Services Organization	28	22	50	(5,044)
Total Segment Results	$61,975	$8,997	$70,972	$22,552

	Six Months Ended September 30, 2022
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$37,134	$3,085	$40,219	$15,465
Europe	6,164	999	7,163	2,335
Americas	7,693	1,163	8,856	1,118
Middle East and Australasia	8,082	2,774	10,856	3,987
Brazil	2,549	637	3,186	843
Total Regional Sales Offices	61,622	8,658	70,280	23,748
Central Services Organization	41	—	41	(5,459)
Total Segment Results	$61,663	$8,658	$70,321	$18,289

The following table (unaudited and shown in thousands) reconciles total Segment Adjusted EBITDA to income before income tax expense for the periods shown:

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2022	2021	2022
Segment Adjusted EBITDA	$11,085	$9,437	$22,552	$18,289
Corporate and consolidation entries	(2,474)	(2,778)	(4,850)	(4,952)
Operating lease costs (1)	(373)	(301)	(780)	(635)
Product development costs (2)	(335)	(349)	(698)	(692)
Depreciation and amortization	(3,668)	(3,450)	(7,347)	(7,196)
Impairment of long-lived assets	(28)	—	(28)	—
Stock-based compensation costs	(330)	(243)	(694)	(51)
Restructuring costs	(51)	—	(52)	—
Net profit on sale of property, plant and equipment	43	—	43	33
Net foreign exchange gains/(losses)	60	653	(16)	1,498
Net interest (expense)/income	(141)	(223)	(219)	264
Acquisition-related costs	—	(784)	—	(784)
Income before income tax expense	$3,788	$1,962	$7,911	$5,774

Description of reconciling items:
1.For the purposes of calculating Segment Adjusted EBITDA, operating lease expenses are excluded from the Segment Adjusted EBITDA. Therefore, in order to reconcile Segment Adjusted EBITDA to income before income tax expense, the total lease expense in respect of operating leases needs to be deducted.

2.For segment reporting purposes, product development costs, which do not meet the capitalization requirements under ASC 730 Research and Development or under ASC 985 Software, are capitalized and amortized. The amortization is excluded from Segment Adjusted EBITDA. In order to reconcile Segment Adjusted EBITDA to income before income tax expense, product development costs capitalized for segment reporting purposes need to be deducted.

Acquisition
MiX Telematics North America, a 100% owned subsidiary of the Company, acquired Trimble’s FSM business in North America on September 2, 2022 (the “Transaction”).

FSM’s North American operations include the sale and support of telemetry and video solutions that enable back-office monitoring and visualization for fleet services management in a number of industries. The Transaction presents an opportunity for the Company to increase its scale in North America and to further diversify its North America business by expanding its presence in market verticals such as construction and last mile logistics.

All existing FSM subscription contracts and the related revenue streams were acquired by MiX Telematics North America.

During a transitional period, until all the FSM subscribers have been migrated to the Company’s SaaS platform, Trimble will (i) supply certain hardware comprising telematics kits and other parts as required for the fulfillment of subscription contracts; (ii) grant MiX Telematics North America a non-exclusive, non-transferable license to certain software in respect of hardware used by subscribers; and (iii) provide access to certain applications and network connections to support ongoing operations and customer account management.

The purchase consideration for the FSM business comprised an upfront cash payment of $3.7 million and additional payments, depending on the hardware requirements of these customers and specific contract terms, Trimble will be paid between $200 and $300 per subscription contract. These additional payments will be made in respect of the renewal of existing subscriptions as well as for new subscriptions entered into by FSM customers with MiX Telematics North America.The additional payments will be made approximately every three months, ending on March 2, 2024, as the periods expire, and have been treated as contingent consideration. The initial fair value of the contingent consideration of $4.1 million was included in the purchase price for purposes of calculating goodwill and reflects an expectation of approximately a 75% retention rate. Subsequent changes in fair value will be recognized in the Consolidated Statement of Income.

The following table summarizes the consideration transferred, the assets acquired and liabilities assumed as of the acquisition date (in thousands and unaudited):

September 2, 2022
Fair value of consideration transferred
Cash	$3,739
Contingent consideration	4,073
7,812

Fair value of identifiable assets acquired and liabilities assumed
Customer relationships	6,000
Finance lease receivable	412
Indemnification asset[1]	1,476
Loss contingency[1]	(1,476)
Product warranties	(41)
6,371

Goodwill	$1,441

1. With the acquisition, the Company assumed a Hardware Purchase Plan (“HPP”) loss contingency of $1.5 million with a corresponding indemnification asset against Trimble. The HPP represents a contractual obligation, requiring the replacement of equipment should this become technically obsolete. The key event triggering the provision is the imminent shut down of the 3G network across different states in America. The Company has entered into an agreement with Trimble whereby Trimble will be responsible for covering these costs.

The initial accounting for the business combination is not yet complete given that the acquisition occurred less than a month before the reporting date. The fair values of the identifiable assets acquired and liabilities assumed have only been determined on a provisional basis and therefore, adjustments to them and the resulting goodwill may occur in future.

Acquisition-related costs of $0.8 million were incurred, and are included in Administration and other expenses in the Condensed Consolidated Statements of Income.

The goodwill is attributable to the workforce of the acquired business and the opportunity for the Company to increase its scale in North America and to further diversify its North America business. The goodwill is assigned to the Americas segment and is deductible for tax purposes.

The acquired business contributed revenues of $0.9 million and earnings of $3,400 for the period from September 2, 2022 to September 30, 2022. If the business was acquired on April 1, 2022, the acquired business would have contributed revenues of $5.7 million and earnings of $0.5 million, after amortization of customer relationships, for the 6 months ended September 30, 2022.

Annexure A: Non-GAAP Financial Measures and Key Business Metrics

We use certain measures to assess the financial performance of the business. Certain of these measures are termed “non-GAAP measures” because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with GAAP, or are calculated using financial measures that are not calculated in accordance with GAAP. These non-GAAP measures include adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per share, free cash flow and constant currency information.

An explanation of the relevance of each of the non-GAAP measures, a reconciliation of the non-GAAP measures to the most directly comparable measures calculated and presented in accordance with GAAP and a discussion of their limitations is set out below. We do not regard these non-GAAP measures as a substitute for, or superior to, the equivalent measures calculated and presented in accordance with GAAP or those calculated using financial measures that are calculated in accordance with GAAP.

In addition to providing the non-GAAP financial measures mentioned above, we disclose ARR to give investors supplementary indicators of the value of our current recurring revenue contracts. ARR represents the estimated annualized value of recurring revenue for subscription contracts that have commenced revenue recognition as of the measurement date.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and adjusted EBITDA margin are two of the profit measures reviewed by the CODM. We define adjusted EBITDA as income before income taxes, net interest expense/income, net foreign exchange gains/losses, depreciation of property, plant and equipment including capitalized customer in-vehicle devices, amortization of intangible assets including capitalized internal-use software development costs and intangible assets identified as part of a business combination, stock-based compensation costs, impairment of long-lived assets, restructuring costs and acquisition-related costs. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

We have included adjusted EBITDA and adjusted EBITDA margin in this press release because they are key measures that the Company’s management and Board of Directors use to understand and evaluate its core operating performance and trends; to prepare and approve its annual budget; and to develop short and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and adjusted EBITDA margin can provide a useful measure for period-to-period comparisons of the Company’s core business. Accordingly, the Company believes that adjusted EBITDA and adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating its operating results.

A reconciliation of net income (the most directly comparable financial measure presented in accordance with GAAP) to adjusted EBITDA for the periods shown is presented below (in thousands and unaudited):

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2022	2021	2022
Net income/(loss)	$1,299	$(1,206)	$4,830	$(528)
Plus: Income tax expense	2,489	3,168	3,081	6,302
Plus/(less): Net interest expense/(income)	141	223	219	(264)
(Less)/plus: Foreign exchange (gains)/losses	(60)	(653)	16	(1,498)
Plus: Depreciation (1)	2,650	2,171	5,344	4,797
Plus: Amortization (2)	1,018	1,279	2,003	2,399
Plus: Impairment of long-lived assets	28	—	28	—
Plus: Stock-based compensation costs	330	243	694	51
Less: Net profit on sale of property, plant and equipment	(43)	—	(43)	(33)
Plus: Restructuring costs	51	—	52	—
Plus: Acquisition-related costs	—	784	—	784
Adjusted EBITDA	$7,903	$6,009	$16,224	$12,010
Adjusted EBITDA margin	21.9%	17.0%	22.9%	17.1%

1.Includes depreciation of owned equipment (including in-vehicle devices).
2.Includes amortization of intangible assets (including intangible assets identified as part of a business combination).

Our use of adjusted EBITDA and adjusted EBITDA margin have limitations as analytical tools, and should not be considered as performance measures in isolation from, or as a substitute for, analysis of our results as reported under GAAP.

Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to the Company;
•other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure; and
•certain of the adjustments (such as restructuring costs, impairment of long-lived assets and others) made in calculating adjusted EBITDA are those that management believes are not representative of our underlying operations and, therefore, are subjective in nature.

Because of these limitations, adjusted EBITDA and adjusted EBITDA margin should be considered alongside other financial performance measures, including income from operations, net income and our other results.

Adjusted Net Income and Adjusted Net Income Per Share
Adjusted net income is defined as net income excluding net foreign exchange gains/losses and acquisition-related costs, net of tax. Adjusted net income per share is defined as adjusted net income divided by the weighted average number of ordinary shares in issue during the period.
We have included adjusted net income per share in this press release because it provides a useful measure for period-to-period comparisons of our core business by excluding net foreign exchange gains/losses and acquisition-related costs, net of tax and associated tax consequences, from earnings. Accordingly, we believe that adjusted net income per share provides useful information to investors and others in understanding and evaluating our operating results.

The following tables (in thousands, except per share data, and unaudited) reconcile net income to adjusted net income and diluted net income per ordinary share or ADS to adjusted net income per ordinary share or ADS for the periods shown:

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2022	2021	2022
Net income/(loss)	$1,299	$(1,206)	$4,830	$(528)
Net foreign exchange (gains)/losses	(60)	(653)	16	(1,498)
Income tax effect of net foreign exchange gains/(losses)	1,052	2,023	310	4,059
Acquisition-related costs	—	784	—	784
Income tax effect of acquisition-related costs	—	(182)	—	(182)
Adjusted net income	$2,291	$766	$5,156	$2,635

Net income/(loss) per ordinary share – diluted	$0.002	$(0.002)	$0.009	$(0.001)
Effect of net foreign exchange (gains)/losses to net income	#	(0.001)	#	(0.003)
Income tax effect of net foreign exchange gains/(losses)	0.002	0.004	#	0.008
Acquisition-related costs	—	0.001	—	0.001
Income tax effect of acquisition-related costs	—	#	—	#
Adjusted net income per ordinary share – diluted	$0.004	$0.001	$0.009	$0.005

Net income/(loss) per ADS – diluted	$0.06	$(0.05)	$0.21	$(0.02)
Effect of net foreign exchange (gains)/losses to net income	*	(0.03)	*	(0.07)
Income tax effect of net foreign exchange gains/(losses)	0.05	0.08	0.01	0.18
Acquisition-related costs	—	0.04	—	0.04
Income tax effect of acquisition-related costs	—	(0.01)	—	(0.01)
Adjusted net income per ADS – diluted	$0.10	$0.03	$0.23	$0.12

# Amount less than $0.001
* Amount less than $0.01

Adjusted Effective Tax Rate
The adjusted effective tax rate is defined as income tax expense excluding the income tax effect of net foreign exchange gains/losses divided by income before income tax expense excluding net foreign exchange gains/losses and acquisition-related costs.

A reconciliation of the effective tax rate (the most directly comparable financial measure presented in accordance with GAAP) to the adjusted effective tax rate for the periods shown is presented below (in thousands and unaudited):

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2022	2021	2022
Income before income tax expense	$3,788	$1,962	$7,911	$5,774
Net foreign exchange (gains)/losses	(60)	(653)	16	(1,498)
Acquisition-related costs	—	784	—	784
Income before income tax expense excluding net foreign exchange (gains)/losses and acquisition-related costs	$3,728	$2,093	$7,927	$5,060

Income tax expense	$(2,489)	$(3,168)	$(3,081)	$(6,302)
Income tax effect of net foreign exchange gains/(losses)	1,052	2,023	310	4,059
Income tax effect of acquisition-related costs	—	(182)	—	(182)
Income tax expense excluding income tax effect of net foreign exchange (gains)/losses and acquisition-related costs	$(1,437)	$(1,327)	$(2,771)	$(2,425)

Effective tax rate	65.7%	161.5%	38.9%	109.1%

Adjusted effective tax rate	38.6%	63.4%	35.0%	47.9%

Free Cash Flow
Free cash flow is determined as net cash provided by operating activities less capital expenditure for investing activities. We believe that free cash flow provides useful information to investors and others in understanding and evaluating the Company’s cash flows as it provides detail of the amount of cash the Company generates or utilizes after accounting for all capital expenditures including investments in in-vehicle devices.

The following table (in thousands and unaudited) reconciles Net Cash Provided by Operating Activities to Free Cash Flow for the periods shown:

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2022	2021	2022
Net cash provided by operating activities	$5,939	$2,267	$10,665	$1,582
Less: Capital expenditure payments	(9,072)	(7,376)	(13,424)	(14,060)
Free cash flow	$(3,133)	$(5,109)	$(2,759)	$(12,478)

Constant Currency
Constant currency information has been presented to illustrate the impact of changes in currency rates on the Company’s results. The constant currency information has been determined by adjusting the current financial reporting period results to the prior period average exchange rates, determined as the average of the monthly exchange rates applicable to the period. The measurement has been performed for each of the Company’s currencies, including the South African Rand and British Pound. The constant currency growth percentage has been calculated by utilizing the constant currency results compared to the prior period results.
The constant currency information represents non-GAAP information. We believe this provides a useful basis to measure the performance of our business as it removes distortion from the effects of foreign currency movements during the period.
Due to the significant portion of our customers who are invoiced in non-U.S. Dollar denominated currencies, we also calculate our subscription revenue growth rate on a constant currency basis, thereby removing the effect of currency fluctuation on our results of operations.
The following tables (in thousands, except year over year change) provide the unaudited constant currency reconciliation to the most directly comparable GAAP measure for the periods shown:

Subscription Revenue:
	Three Months Ended September 30,		Year Over Year Change
	2021	2022
Subscription revenue as reported	$30,885	$30,700	(0.6)%
Conversion impact of U.S. Dollar/other currencies	—	3,305	10.7%
Subscription revenue on a constant currency basis	$30,885	$34,005	10.1%

Hardware and Other Revenue:
	Three Months Ended September 30,		Year Over Year Change
	2021	2022
Hardware and other revenue as reported	$5,189	$4,562	(12.1)%
Conversion impact of U.S. Dollar/other currencies	—	537	10.4%
Hardware and other revenue on a constant currency basis	$5,189	$5,099	(1.7)%

Total Revenue:
	Three Months Ended September 30,		Year Over Year Change
	2021	2022
Total revenue as reported	$36,074	$35,262	(2.3)%
Conversion impact of U.S. Dollar/other currencies	—	3,842	10.7%
Total revenue on a constant currency basis	$36,074	$39,104	8.4%

Subscription Revenue:
	Six Months Ended September 30,		Year Over Year Change
	2021	2022
Subscription revenue as reported	$61,975	$61,663	(0.5)%
Conversion impact of U.S. Dollar/other currencies	—	5,581	9.0%
Subscription revenue on a constant currency basis	$61,975	$67,244	8.5%

Hardware and Other Revenue:
	Six Months Ended September 30,		Year Over Year Change
	2021	2022
Hardware and other revenue as reported	$8,997	$8,658	(3.8)%
Conversion impact of U.S. Dollar/other currencies	—	678	7.6%
Hardware and other revenue on a constant currency basis	$8,997	$9,336	3.8%

Total Revenue:
	Six Months Ended September 30,		Year Over Year Change
	2021	2022
Total revenue as reported	$70,972	$70,321	(0.9)%
Conversion impact of U.S. Dollar/other currencies	—	6,259	8.8%
Total revenue on a constant currency basis	$70,972	$76,580	7.9%

Key Business Metrics

Annual Recurring Revenue

We believe that ARR is a key indicator of the trajectory of our business performance and serves as an indicator of future subscription revenue growth. We define ARR as the annualized value of subscription contracts that have commenced revenue recognition as of the measurement date. ARR is calculated by taking the subscription revenue for the last month of the period, multiplied by 12. It provides a 12 month forward view of revenue, assuming unit numbers, pricing and foreign exchange rates (the average monthly exchange rates applicable to the last month of the period) remain unchanged during the year. Constant currency ARR growth has been determined by adjusting the prior financial reporting period results to the last month of the current period average exchange rates, determined as the average monthly exchange rates applicable to the last month of the period.

ARR does not have a standardized meaning and is not necessarily comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and is not intended to be combined with or to replace it. ARR is not a forecast and the active contracts at the date used in calculating ARR may or may not be extended or renewed.

The following table (in thousands and unaudited) provides the constant currency ARR:

	September 30,
	2021	2022
Annual Recurring Revenue	$128,148	$128,447